Exhibit 99.1

MTR Gaming Group Commences Cash Tender Offer

and Consent Solicitations

CHESTER, WV — July 15, 2009 — MTR Gaming Group, Inc. (NasdaqGS:MNTG) (the “Company”) today announced that it has commenced a cash tender offer and consent solicitation (the “Senior Notes Tender Offer”) for any and all of its $130,000,000 aggregate principal amount of outstanding 9¾% Senior Notes due 2010 (the “Senior Notes”). In addition, the Company announced that it has commenced a consent solicitation (the “Senior Subordinated Notes Consent Solicitation”) to holders of record on July 10, 2009 of its $125,000,000 aggregate principal amount of outstanding 9% Senior Subordinated Notes due 2012 (the “Senior Subordinated Notes”) requesting that such Senior Subordinated Note holders consent to proposed amendments to the indenture governing the Senior Subordinated Notes.

The Senior Notes Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on August 11, 2009, unless extended or earlier terminated by the Company (the “Senior Notes Expiration Date”).  Tendered Senior Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on July 22, 2009, unless extended or earlier terminated by the Company (the “Senior Notes Consent Date”).  Other than as required by applicable law, tendered Senior Notes may not be withdrawn after the Senior Notes Consent Date.  Holders tendering their Senior Notes will be required to consent to certain proposed amendments to the indenture governing the Senior Notes.

Holders who validly tender (and do not validly withdraw) their Senior Notes on or prior to the Senior Notes Consent Date will receive total consideration of $1,005.00 per $1,000 principal amount of Senior Notes, which includes a cash consent payment of $30.00 per $1,000 principal amount of Senior Notes tendered (the “Senior Notes Consent Payment”).  Holders who validly tender their Senior Notes after the Senior Notes Consent Date but prior to the Senior Notes Expiration Date will not be eligible to receive the Senior Notes Consent Payment, but will receive tender consideration of $975.00 per $1,000 principal amount of Senior Notes tendered.  Holders who validly tender (and do not validly withdraw) their Senior Notes also will be paid accrued and unpaid interest up to, but not including, the date of payment for the Senior Notes (if such Senior Notes are accepted for purchase).

The Senior Subordinated Notes Consent Solicitation will expire at 5:00 p.m. New York City time, on July 22, 2009, unless extended or earlier terminated by the Company (the “Senior Subordinated Notes Consent Date”).  Other than as required by applicable law, consents may not be withdrawn after the Senior Subordinated Notes Consent Date.  Upon satisfaction or waiver of the conditions to the Senior Subordinated Notes Consent Solicitation, the Company will make a cash consent payment of $10.00 for each $1,000 principal amount of Senior Subordinated Notes to holders whose consents are validly delivered and not validly withdrawn in the Senior Subordinated Notes Consent Solicitation (the “Senior Subordinated Notes Consent Payment”).

The Company’s obligation to accept for purchase, and to pay for, Senior Notes and consents validly tendered and not validly withdrawn pursuant to the Tender Offer and to accept consents from holders of Senior Subordinated Notes and make the Senior Subordinated Notes Consent Payment pursuant to the Senior Subordinated Notes Consent Solicitation is conditioned upon the satisfaction or waiver of certain conditions including: (i) a majority in outstanding principal amount of Senior Notes shall have been validly tendered (and not revoked) and consents with respect thereto shall have been validly delivered (and not withdrawn) pursuant to the Tender Offer, (ii) there shall have been validly delivered (and not withdrawn) consents of holders of a majority in outstanding principal amount of Senior Subordinated Notes pursuant to the Senior Subordinated Notes Consent Solicitation, (iii) the Company shall have amended and restated its existing credit facility to provide for not less than $20.0 million of revolving borrowing capacity and such other terms and conditions as shall be satisfactory to the Company and (iv) the Company shall have issued and sold, on terms and conditions satisfactory to the Company, at least $250.0 million in aggregate principal amount of senior secured notes or other debt securities.  The terms of the Senior Notes Tender Offer are described in the Company’s Offer to Purchase and Consent Solicitation Statement dated July 15, 2009 (the “Offer to Purchase”) and the terms of the Senior Subordinated Notes Consent Solicitation are described in the Company’s Consent Solicitation Statement dated July 15, 2009 (the “Consent Solicitation Statement”).

The Company has engaged Goldman, Sachs & Co. to act as dealer manager and solicitation agent in connection with the Senior Notes Tender Offer and solicitation agent in connection with the Senior Subordinated Notes Consent Solicitation. Questions regarding the Senior Notes Tender Offer and Senior Subordinated Notes Consent Solicitation may be directed to Goldman, Sachs & Co., Liability Management Group, at (212) 357-4692 (collect), (877) 686-5059 (US toll-free).  Requests for documentation may be directed to MacKenzie Partners, Inc., at (800) 322-2885 (US toll-free) or (212) 929-5500 (collect).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Senior Notes Tender Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which sets forth the complete terms of the Senior Notes Tender Offer.  The Senior Subordinated Notes Consent Solicitation is being made solely pursuant to the Consent Solicitation Statement and the related Letter of Consent, which sets forth the complete terms of the Senior Subordinated Notes Consent Solicitation.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; and Scioto Downs in Columbus, OH. For more information, please visit www.mtrgaming.com.

This press release contains certain forward-looking statements with respect to the Senior Notes Tender Offer and Senior Subordinated Notes Consent Solicitation.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the satisfaction of certain conditions as described herein, financial market risks, general economic conditions, regulatory matters, our ability to refinance our indebtedness and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

David R. Hughes

Corporate Executive VP and Chief Financial Officer

(724)-933-8122

dhughes@mtrgaming.com.